UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2005

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06011-0489
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On July 26, 2005, Barnes Group Inc. (“Barnes” or the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with the several initial purchasers named therein, in connection with the offer and sale of $85 million aggregate principal amount of its 3.75% Convertible Senior Subordinated Notes due 2025 (the “Notes”). In addition, Barnes granted the initial purchasers an option to purchase up to an additional $15 million aggregate principal amount of Notes. The offer and sale of the Notes is more fully described in Item 3.02 below. On July 26, 2005, Barnes issued a press release announcing its sale pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), of $85 million aggregate principal amount of the Notes. A copy of this press release is filed herewith as Exhibit 99.1.

Item 3.02

Unregistered Sales of Equity Securities

On July 26, 2005, Barnes entered into the Purchase Agreement with the several initial purchasers named therein, in connection with the offer and sale of $85 million aggregate principal amount of its 3.75% Convertible Senior Subordinated Notes due 2025. In addition, Barnes granted the initial purchasers an option to purchase up to an additional $15 million aggregate principal amount of Notes. The transactions contemplated by the Purchase Agreement are scheduled to be completed on August 1, 2005.

The aggregate offering price for the Notes was $85.0 million. Barnes expects to receive net proceeds from the sale of the Notes of $81.9 million, after deducting the initial purchasers’ discounts and estimated offering expenses of $3.1 million, assuming no exercise of the option granted to the initial purchasers. Barnes anticipates that the proceeds from the sale of the Notes will be used to repay its outstanding borrowings under its revolving credit facility, and to the extent any proceeds remain after such repayment, for general corporate purposes, which may include the repayment or reduction of other indebtedness, capital expenditures, working capital requirements and acquisitions.

The offer and sale of the Notes (and underlying shares of common stock, par value $0.01 per share) to the initial purchasers were exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act as a transaction not involving a public offering. The offer and resales of the Notes by the initial purchasers were also made in transactions exempt from the registration requirements of the Securities Act in accordance with Rule 144A thereunder; such offers and sales were made only to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act, with adequate access to information about the Company, and appropriate notice and legends affixed to the Notes regarding the restricted nature of the Notes.

The Notes are convertible into the Company’s common stock at a rate equal to 23.7029 shares per $1,000 principal amount of the Notes (equal to a conversion price of approximately $42.19 per share), subject to adjustment in the following circumstances:

•   during any fiscal quarter commencing after September 30, 2005, if the closing price of Barnes’ common stock is greater than or equal to 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•   prior to August 1, 2024, during the five business day-period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of Notes for each day of such measurement period was less than 98% of the product of the closing price of Barnes’ common stock and the applicable conversion rate for the Notes;

•   if the Company calls the Notes for redemption and the redemption has not yet occurred; or

•   upon the occurrence of certain corporate transactions.

Item 9.01	Financial Statements and Exhibits Exhibit 99.1: Press Release, dated July 26, 2005, titled “Barnes Group Announces Sale of $85 Million Principal Amount of 3.75% Convertible Notes”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 27, 2005	BARNES GROUP INC.
(Registrant)

	By:	/s/ William C. Denninger

William C. Denninger Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release, dated July 26, 2005, titled “Barnes Group Announces Sale of $85 Million Principal Amount of 3.75% Convertible Notes”